                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                          NEWFIELD EXPLORATION COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                      [NEWFIELD EXPLORATION COMPANY LOGO]

                          NEWFIELD EXPLORATION COMPANY
                                 Houston, Texas

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 4, 2000

To the Stockholders:

     The 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Newfield Exploration Company (the "Company") will be held at 11:00 a.m., Central Daylight Time, on Thursday, May 4, 2000, in the Ballroom of the Hotel Sofitel, 425 N. Sam Houston Parkway E., Houston, Texas, for the following purposes:

        (1) To elect 11 directors to serve until the 2001 Annual Meeting of Stockholders;

        (2) To approve the Newfield Exploration Company 2000 Omnibus Stock Plan;

        (3) To approve the Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan;

        (4) To approve an amendment to the Newfield Exploration Company 1993 Employee Stock Purchase Plan;

        (5) To approve the Newfield Exploration Company 2001 Employee Stock Purchase Plan;

        (6) To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

        (7) To transact such other business as may properly come before such meeting or any adjournment(s) thereof.

     The close of business on March 10, 2000, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                            By order of the Board of Directors,

                                            /s/ TERRY W. RATHERT

                                            Terry W. Rathert
                                              Secretary

March 20, 2000

                      [NEWFIELD EXPLORATION COMPANY LOGO]

                          NEWFIELD EXPLORATION COMPANY
                           363 N. SAM HOUSTON PKWY E.
                                   SUITE 2020
                              HOUSTON, TEXAS 77060
                                 (281) 847-6000
                                 WWW.NEWFLD.COM

                        -------------------------------

                                PROXY STATEMENT
                        -------------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting to be held at 11:00 a.m., Central Daylight Time, on Thursday, May 4, 2000, in the Ballroom of the Hotel Sofitel, 425 N. Sam Houston Parkway E., Houston, Texas, or at any adjournment(s) thereof. The solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company ("Common Stock"). The Company has engaged Georgeson Shareholder Communication Inc. to distribute proxy solicitation material to bankers, banks and other nominees and to assist in the solicitation of proxies for a fee of $7,000, plus out-of-pocket expenses. The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to stockholders of the Company on or about March 23, 2000.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

     At the close of business on March 10, 2000, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 41,765,124 outstanding shares of Common Stock, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

     The Company's annual report to stockholders for the year ended December 31, 1999, including financial statements, is being mailed with the enclosed proxy to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy soliciting material.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     Eleven directors are to be elected at the Annual Meeting. The nominees for election as directors are Joe B. Foster, David A. Trice, Robert W. Waldrup, Charles W. Duncan, Jr., Howard H. Newman, Thomas G. Ricks, C. E. (Chuck) Shultz, Terry Huffington, Dennis R. Hendrix, Philip J. Burguieres and John C. Sawhill. If elected, each director will serve until the Company's 2001 Annual Meeting of Stockholders and until his or her successor has been elected and qualified. Each of the nominees for director currently serves as a director of the Company. All of the directors are required to stand for election at the Annual Meeting because directors hold annual terms. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, abstentions and "broker non-votes" will have no effect on the outcome of the election assuming a quorum is present or represented by proxy at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

     The following table sets forth information regarding the names, ages as of February 29, 2000, principal occupations of the nominees, other directorships in certain companies held by them, and the length of continuous service as a director of the Company.

                                                                                         DIRECTOR
              NOMINEES                     PRINCIPAL OCCUPATION AND DIRECTORSHIPS         SINCE     AGE
              --------                     --------------------------------------        --------   ---
Joe B. Foster........................  Chairman of the Board of the Company; interim       1988     65
                                       President, Chief Executive Officer and Chairman
                                       of the Board, Baker Hughes Incorporated and
                                       Director, New Jersey Resources Corporation
David A. Trice.......................  President and Chief Executive Officer of the        2000     51
                                       Company
Robert W. Waldrup....................  Vice President - Operations of the Company          1992     55
Charles W. Duncan, Jr. ..............  Chairman, Duncan Interests                          1990     73
Howard H. Newman.....................  Managing Director of E.M. Warburg, Pincus &         1990     52
                                       Co., LLC; Director, ADVO, Inc., RenaissanceRe
                                       Holdings Ltd., Cox Insurance Holdings Plc.,
                                       Spinnaker Exploration, Inc., Eagle Family Foods
                                       Holdings, Inc. and EEX Corporation
Thomas G. Ricks......................  President and Chief Executive Officer, The          1992     46
                                       University of Texas Investment Management
                                       Company; Director, DTM Corporation
C. E. (Chuck) Shultz.................  Chairman and Chief Executive Officer, Dauntless     1994     60
                                       Energy Inc. and Chairman, Canadian Oil Sands
                                       Trust; Director, Jannock Limited and Syncrude
                                       Canada Ltd.
Terry Huffington.....................  Chairman and President of Huffco Group, Inc.        1997     45
Dennis R. Hendrix....................  Retired Chairman, PanEnergy Corp; Director,         1997     60
                                       Duke Energy Corporation, Allied Waste
                                       Industries, Inc. and National Power PLC
Philip J. Burguieres.................  Chief Executive Officer, EMC Holdings, LLC;         1998     56
                                       Vice Chairman, The McNair Group; Director,
                                       Chase Bank of Texas N.A., Denali Incorporated
                                       and McDermott International, Inc.; and Director
                                       and Chairman Emeritus Weatherford
                                       International, Inc.
John C. Sawhill......................  President and Chief Executive Officer of The        1998     63
                                       Nature Conservancy; Director, The Procter and
                                       Gamble Company, PG&E Corporation, NACCO
                                       Industries and the Vanguard Group of Mutual
                                       Funds

     Directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Company's executive officers serve at the discretion of the Board of Directors.

     Each of the directors has been engaged in the principal occupation set forth opposite his name for the past five years except as follows:

     Mr. Foster founded the Company in 1989 and, until May 1999, served as President, Chief Executive Officer and Chairman of the Board. In May 1999, Mr. Foster resigned from the position of President. On January 31, 2000, Mr. Foster retired from the position of Chief Executive Officer. He was named to his present position at Baker Hughes Incorporated on that same day. Mr. Foster remains an employee (but not an officer) of the Company.

     Mr. Trice served as President, Chief Executive Officer and a Director of the Huffco Group from 1991 to July 1997. From July 1997 to May 1999, Mr. Trice served the Company as Vice President - Finance and International. In May 1999 he was appointed President and Chief Operating Officer. Mr. Trice was named Chief Executive Officer on February 1, 2000.

     Mr. Ricks served as Vice Chancellor for Asset Management of the University of Texas System from 1992 to March 1996. Mr. Ricks was named to his present position on March 1, 1996.

     Mr. Hendrix served PanEnergy Corp from 1990 to 1997, first as Chief Executive Officer and later as Chairman of the Board.

     Mr. Burguieres served Weatherford International Incorporated as President and Chief Executive Officer from 1991 to 1996. From 1996 to 1998 Mr. Burguieres served Weatherford Enterra, Inc. as Chairman of the Board. Mr. Burguieres was named to his present position in March 1999.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, unless otherwise indicated, as of March 10, 2000, regarding beneficial ownership of Common Stock of the Company by (i) each person known by the Company to own beneficially 5% or more of its outstanding Common Stock, (ii) the Company's Chief Executive Officer at December 31, 1999 and each of the Company's other four most highly compensated executive officers for the year ended December 31, 1999, (iii) each director and (iv) all executive officers and directors as a group.

                                                              BENEFICIAL OWNERSHIP(2)
                                                              ------------------------
                NAME OF BENEFICIAL OWNER(1)                     SHARES        PERCENT
                ---------------------------                   ----------      --------
FMR Corp.(3)................................................  4,774,700           11.4%
Massachusetts Financial Services Company(4).................  4,444,300           10.6
Franklin Resources, Inc.(5).................................  2,519,000            6.0
David A. Trice..............................................    121,101              *
Robert W. Waldrup...........................................    206,543              *
Terry W. Rathert............................................    244,051              *
David F. Schaible...........................................    215,414              *
Joe B. Foster(6)............................................  1,160,016            2.7
Charles W. Duncan, Jr. .....................................    604,892            1.4
Howard H. Newman............................................     33,382              *
Thomas G. Ricks(7)..........................................  1,302,400            3.1
C. E. Shultz................................................      8,782              *
Terry Huffington............................................    271,166              *
Dennis R. Hendrix...........................................     12,474              *
Philip J. Burguieres........................................      2,224              *
John C. Sawhill.............................................     65,224              *
Executive officers and directors as a group (consisting of
  18 persons)(8)............................................  4,469,259           10.4

---------------

 *  Less than 1%

(1) The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109-3614. The address of Massachusetts Financial Services Company ("MFS") is 500 Boylston Street, Boston, MA 02116-3719. The address of Franklin Resources, Inc. ("FRI") is 777 Mariners Island Boulevard, San Mateo, CA 94404.

(2) Under the regulations of the Securities and Exchange Commission (the "Commission"), shares are deemed to be "beneficially owned" by a person if he or she directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he or she has any pecuniary interest in such shares, or if he or she has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by Messrs. Foster, Trice, Waldrup, Rathert and Schaible include 583,300; 40,000; 60,000; 185,000 and 145,000 shares, respectively, that may be acquired by such persons within 60 days through the exercise of stock options. The shares owned by the executive officers and directors as a group include 1,129,900 shares that may be acquired by such persons within 60 days through the exercise of stock options.

(3) Based solely on the Schedule 13G/A filed with the Commission on February 11, 2000 by FMR Corp., Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR
    Corp., is the beneficial owner of 4,394,700 shares as a result of acting as investment advisor to various investment companies (the "Funds"). Edward C. Johnson 3d, Chairman of FMR Corp. and members of the Johnson family, through their ownership of FMR Corp. voting common stock and the execution of a shareholders' voting agreement, may be deemed to form a controlling group with respect to FMR Corp. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of 4,394,700 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is the beneficial owner of 380,000 shares as a result of its serving as an investment manager of institutional accounts. Each of Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, has sole dispositive power over, and sole power to vote or to direct voting of, such shares.

(4) Based solely on the Schedule 13G filed with the Commission on February 10, 2000 by MFS. The shares are also beneficially owned by certain other non-reporting entities.

(5) Based solely on the Schedule 13G/A filed jointly with the Commission on January 28, 2000 by FRI, Franklin Advisers, Inc., a wholly owned subsidiary of FRI ("FAI"), and Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principal Shareholders"). The shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are advised by FAI. The advisory contracts grant to FAI all investment and voting power over the shares. The Principal Shareholders each own in excess of 10% of the outstanding common stock of FRI. Thus, FRI and the Principal Shareholders may be deemed to be beneficial owners of the shares. FRI, the Principal Shareholders and FAI disclaim any economic interest in, or beneficial ownership of, the shares. FRI, the Principal Shareholders and FAI are of the view that they are not acting as a "group" for purposes of
    Section 13(d) of the Exchange Act and that they are not required to attribute to each other the beneficial ownership of securities held by any of them or by any persons advised by FAI.

(6) Includes 64,800 shares held by Mr. Foster as trustee for the benefit of a charitable trust and 95,000 shares held by a charitable organization that Mr. Foster serves as president and a director. Mr. Foster disclaims any pecuniary interest with respect to such shares.

(7) All of the shares indicated as beneficially owned by Mr. Ricks are owned directly by The Permanent University Fund of the State of Texas or the Board of Regents of the University of Texas System and are included because Mr. Ricks, as President and Chief Executive Officer of the University of Texas Investment Management Company, may be deemed to share the power to vote or dispose of such shares. Mr. Ricks disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act.

(8) See Notes 2, 6 and 7 above.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held six meetings during 1999. During 1999, each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by each committee of the Board of Directors on which such director served.

     The Board of Directors has the following standing committees:

          AUDIT COMMITTEE. The Audit Committee, which currently consists of Messrs. Ricks, Shultz, Burguieres and Sawhill and Ms. Huffington, met twice during 1999. Its principal functions are to recommend to the Board of Directors each year the engagement of a firm of independent auditors, to review the Company's accounting and internal control systems and principal accounting policies and to oversee the entire audit function, both independent and internal.

        COMPENSATION COMMITTEE. The Compensation Committee, which currently consists of Messrs. Duncan, Newman, Ricks, Hendrix and Sawhill and Ms. Huffington, met four times during 1999. Its principal functions are to review and approve the compensation of employees of the Company, including bonuses, benefit plans and stock options, and administer the employee benefit plans of the Company. Members of the Compensation Committee are not eligible to participate in any of the plans or programs they administer.

     The Board of Directors nominates persons to stand for election as directors of the Company.

COMPENSATION OF DIRECTORS

     DIRECTOR FEES. Non-employee directors are paid a $20,000 annual fee. In addition, a fee of $1,000 is paid to each non-employee director for attendance at each meeting of the Board of Directors and for attendance as a committee member at any committee meeting not held in conjunction with a meeting of the Board of Directors. A fee of $500 is also paid to each non-employee director for participation in each telephonic board meeting and for participation as a committee member in each committee meeting not held in conjunction with a board meeting. The Company's non-employee directors were paid $210,650 in the aggregate in 1999 as compensation for serving as directors. Only non-employee directors are compensated for serving as directors. Non-employee directors are also reimbursed for out-of-pocket expenses incurred to attend board and committee meetings.

     RESTRICTED STOCK. Pursuant to the Newfield Exploration Company 1995 Non-Employee Director Restricted Stock Plan (the "Existing Non-Employee Director Plan") each non-employee director who is in office immediately after an annual meeting of stockholders receives a number of restricted shares of Common Stock determined by dividing $30,000 by the closing sales price of the Common Stock on the New York Stock Exchange (the "NYSE") on the date of the annual meeting (rounded down to nearest whole share). In addition, each non-employee director who is appointed to the Board of Directors (and not in connection with an annual meeting of stockholders) is granted, effective on the date of appointment, a number of restricted shares of Common Stock determined by dividing $30,000 by the closing sales price of the Common Stock on the NYSE on the date of such appointment (rounded down to nearest whole share). With respect to all such grants, the restrictions lapse on the day before the first annual meeting of stockholders following the date of grant. An aggregate of 50,000 restricted shares were initially available for issuance pursuant to the Existing Non-Employee Director Plan. As of March 15, 2000, 8,135 restricted shares remained available. Each of Messrs. Duncan, Newman, Shultz, Hendrix, Burguieres, Sawhill and Ms. Huffington were granted 1,173 restricted shares on May 5, 1999 pursuant to the Existing Non-Employee Director Plan. In accordance with the terms of such plan, Mr. Ricks made an irrevocable written election not to receive grants under the plan.

     On February 10, 2000, the Board of Directors adopted, subject to stockholder approval, the Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan (the "New Non-Employee Director Plan"). The terms of the New Non-Employee Director Plan are substantially identical to the existing plan. See "Item 3 -- Approval of Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan" for a summary of the new plan. If the New Non-Employee Director Plan is approved by stockholders at the Annual Meeting, the Existing Non-Employee Director Plan will be terminated, no further grants will be made under such plan and each non-employee director who is in office immediately after the Annual Meeting will receive a restricted share grant pursuant to the New Non-Employee Director Plan.

     EMPLOYMENT AGREEMENT. Contemporaneously with Joe B. Foster's retirement as Chief Executive Officer of the Company on January 31, 2000, Mr. Foster and the Company entered into an employment agreement providing for Mr. Foster to be a non-officer employee of the Company. The employment agreement initially terminates on February 15, 2002, but automatically extends for one additional year on each of the first, second and third anniversaries of the initial termination date unless either party gives at least 30 days prior notice of its election not to so extend. Pursuant to the agreement, Mr. Foster is entitled to an annual base salary of $225,000 and is eligible to participate in all benefit plans of the Company available to similarly situated employees. Upon termination of the employment agreement for any reason other than for cause, Mr. Foster will be entitled to severance through January 30, 2005 at a rate of $200,000 per year.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation of the Chief Executive Officer of the Company and each of its four other most highly compensated executive officers (collectively, the "named executive officers") for the years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                                                               COMPENSATION AWARDS
                                                      ANNUAL COMPENSATION           -----------------------------------------
                                              -----------------------------------                NUMBER OF
                                                                  BONUS             RESTRICTED   SECURITIES
         NAME AND PRINCIPAL                              ------------------------     STOCK      UNDERLYING      ALL OTHER
              POSITION                 YEAR    SALARY    CURRENT(4)   DEFERRED(5)   AWARDS(6)     OPTIONS     COMPENSATION(7)
         ------------------            ----    ------    ----------   -----------   ----------   ----------   ---------------
Joe B. Foster(1).....................  1999   $240,000    $220,000     $ 60,000      $     --          --         $19,200
  Chief Executive Officer and          1998    238,750      95,000           --       238,750      42,000          19,100
  Chairman of the Board                1997    225,000     210,000      221,631            --      50,000          18,000
David A. Trice(2)....................  1999    222,500     180,000       25,000       251,250      25,000          17,800
  President and                        1998    204,167      75,000       24,000            --      50,000          16,333
  Chief Operating Officer              1997    125,000      80,000       22,025       752,500     100,000           6,436
Robert W. Waldrup....................  1999    190,000     150,000       40,000            --          --          15,200
  Vice President - Operations          1998    187,872      75,000           --       155,188      70,000          15,147
                                       1997    181,833     150,000      152,801            --          --              --
Terry W. Rathert(3)..................  1999    172,000     150,000       40,000            --          --          13,760
  Vice President - Planning and        1998    171,583      75,000           --       155,188      70,000          13,727
  Administration and Secretary         1997    166,783     135,000      143,165            --          --          13,343
David F. Schaible....................  1999    160,833     150,000       42,500            --          --          12,867
  Vice President - Acquisitions        1998    154,167      80,000           --       155,188      70,000          12,333
  and Development                      1997    139,585     150,000      146,469            --          --          11,567

---------------

(1) Mr. Foster also served as President until May 1999. On January 31, 2000, Mr. Foster resigned from the position of Chief Executive Officer. He remains Chairman of the Board and an employee of the Company, but not an officer.

(2) Mr. Trice was Vice President - Finance and International of the Company until his election as President and Chief Operating Officer in May 1999. He was appointed Chief Executive Officer on February 1, 2000. Mr. Trice joined the Company in July 1997.

(3) Mr. Rathert was appointed Vice President and Chief Financial Officer on February 10, 2000. He continues as the Secretary of the Company.

(4) Reflects current cash incentive compensation awards pursuant to the Newfield Employee 1993 Incentive Compensation Plan (the "Incentive Compensation Plan") paid in February 2000, 1999 and 1998 based upon performance in 1999, 1998 and 1997, respectively. See "-- Compensation Committee Report on Executive Compensation -- Executive Compensation -- Incentive Compensation Plan."

(5) Reflects deferred incentive compensation awards granted in February 2000, 1999 and 1998, pursuant to the Incentive Compensation Plan based upon performance in 1999, 1998 and 1997, respectively. Deferred awards are paid in four equal annual installments. A recipient of a deferred award has the option for 30 days following the date of grant to elect to have a portion of such award paid in the form of Common Stock. See "-- Compensation Committee Report on Executive Compensation -- Executive Compensation -- Incentive Compensation Plan."

(6) The restricted stock awards were made pursuant to the Newfield Exploration Company 1995 Omnibus Stock Plan (the "1995 Omnibus Plan"). The dollar value of the awards was determined by multiplying the closing price of the Common Stock on the NYSE on the date of grant by the number of restricted shares granted to such executive officer. At December 31, 1999, Mr. Foster held 38,000 restricted shares with a value of $1,016,500 (based on the closing price of the Common Stock on the NYSE on December 31, 1999), Mr. Trice held 31,000 restricted shares with a value of $829,250 and Messrs. Waldrup, Rathert and Schaible each held 19,200 restricted shares with a value of $513,600. To the extent declared and paid, dividends will be paid on restricted shares. Restricted stock awards vest on the ninth anniversary of the date of grant. The awards may, however, vest earlier, at a rate of 20% per year, if certain annual performance targets are achieved. The performance targets for 1999, 1998 and 1997 were met. See "-- Compensation Committee Report on Executive Compensation -- Executive
    Compensation -- Restricted Stock Awards."

(7) Reflects amounts contributed or accrued by the Company under the Company's 401(k) Profit Sharing Plan (the "401(k) Plan") and the Newfield Exploration Company Deferred Compensation Plan (the "Deferred Compensation Plan"). See "-- Compensation Committee Report on Executive Compensation -- Executive Compensation -- Deferred Compensation Plan."

STOCK OPTIONS GRANTED IN 1999

     The following table contains information concerning stock options granted to the named executive officers in 1999.

                                            INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                         -------------------------------------------------------        VALUE AT ASSUMED
                         NUMBER OF      PERCENT OF                                   ANNUAL RATES OF STOCK
                         SECURITIES        TOTAL        EXERCISE OR                    PRICE APPRECIATION
                         UNDERLYING   OPTIONS GRANTED   BASE PRICE                    FOR OPTION TERMS(3)
                          OPTIONS      TO EMPLOYEES         PER       EXPIRATION    ------------------------
                         GRANTED(1)       IN 1999        SHARE(2)        DATE           5%           10%
                         ----------   ---------------   -----------   ----------    ----------    ----------
David A. Trice.........    25,000          8.12%          $25.38        5/16/09      $399,034     $1,011,230

---------------

(1) The options expire 10 years from the date of grant. Twenty percent of such options will vest on the first and each succeeding anniversary of the date of grant. The options were granted pursuant to the Newfield Exploration Company 1998 Omnibus Stock Plan (the "1998 Omnibus Plan").

(2) The exercise price of the options is equal to the average of the high and low sales price of the Common Stock on the NYSE on the date of grant.

(3) Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of each option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved. The calculation does not take into account the effects, if any, of provisions of the option plans governing termination of options upon employment termination, transferability or vesting.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table contains certain information with respect to the named executive officers concerning stock options exercised during 1999 and the value of unexercised options at December 31, 1999.

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               SHARES                            OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              ACQUIRED                        DECEMBER 31, 1999           DECEMBER 31, 1999(2)
                                 ON           VALUE      ---------------------------   ---------------------------
           NAME               EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----               --------     -----------   -----------   -------------   -----------   -------------
Joe B. Foster..............     60,000     $1,256,975      558,900         75,600      $11,986,909     $279,036
David A. Trice.............         --             --       40,000        135,000          202,400      878,350
Robert W. Waldrup..........    100,000      2,255,825       53,000         72,000        1,037,530      666,320
Terry W. Rathert...........     40,000        891,841      178,000         72,000        3,881,280      666,320
David F. Schaible..........     54,000      1,236,551      138,000         72,000        2,985,655      666,320

---------------

(1) The value realized upon the exercise of a stock option is equal to the difference between the closing price of the Common Stock on the NYSE on the date of exercise and the exercise price of the stock option multiplied by the number of shares acquired.

(2) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the Common Stock on the NYSE on December 31, 1999 of $26.75 per share and the exercise price of the stock option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Messrs. Duncan, Newman, Ricks, Hendrix and Sawhill and Ms. Huffington.

     Assets held in the 401(k) Plan are invested in several mutual funds affiliated with E.M. Warburg, Pincus & Co., LLC. The amount invested in the funds at any time depends upon the elections made by the participants in the 401(k) Plan. The Company believes that such investments are on the same basis in terms of rates and fees as are offered generally to similar employee investment vehicles. As of December 31, 1999, an aggregate of $3.1 million of the 401(k) Plan's assets were invested in the funds. Mr. Newman is a managing director of E.M. Warburg, Pincus & Co., LLC.

     Ms. Huffington is a principal owner of Huffco International L.L.C. ("Huffco") and David A. Trice, a director and President and Chief Executive Officer of the Company, is a minority owner of Huffco. In May 1997, prior to Ms. Huffington and Mr. Trice becoming affiliated with the Company, the Company acquired substantially all of the assets of Huffco. The acquired assets included all of the outstanding common stock of Huffco China, LDC, now known as Newfield China, LDC ("Newfield China"), the owner of an undivided 35% interest in a production sharing contract area in Bohai Bay, offshore China. Huffco retained preferred shares of Newfield China that provide for an aggregate dividend equal to 10% of the excess of proceeds received by Newfield China from the sale of oil, gas and other minerals over all costs incurred with respect to exploration and production in the covered area, plus an allocated portion of the cash purchase price paid by the Company to Huffco at the closing of the Huffco Transaction. At December 31, 1999, Newfield China had approximately $13 million in unrecovered costs, no reserves and no revenue and, as a result, no dividends have been paid to date on the preferred shares. Huffco also has the right to further payments upon the occurrence of certain events. If the Company acquires an interest in two particular blocks offshore Cote de Ivoire on or before May 15, 2002, the Company will pay Huffco $2,620,000, subject to certain adjustments if the Company sells such interest to a third party under certain circumstances. Based on current facts, the Company does not anticipate acquisition of an interest in the two blocks. In addition, in the event the Company commits to a development program in Nigeria on or before May 15, 2002, the Company will pay Huffco $1,000,000. The Company has not committed to a development program nor any other project in Nigeria.

     Mr. Hendrix is a director of Duke Energy Corporation. The Company sells gas to, and purchases transportation services from, Duke, or its subsidiaries and affiliates, in the ordinary course of business. The Company believes that the payments that it receives for sales of such gas and the charges and fees that it pays for such transportation services are competitive with those of other companies.

     Mr. Hendrix and Philip J. Burguieres are directors of Chase Bank of Texas N.A., an affiliate of the Chase Manhattan Bank. The Company maintains a $225 million revolving credit facility with the Chase Bank of Texas N.A., as Agent.

     Mr. Burguieres is a director of both Weatherford International, Inc. and McDermott International, Inc. The Company purchases oil field goods, equipment and services from Weatherford and McDermott, or their respective subsidiaries and affiliates, in the ordinary course of business. The Company believes that the charges and fees that it pays for such goods, equipment and services are competitive with the charges and fees of other companies providing such items.

     Joe B. Foster is interim President, Chief Executive Officer and Chairman of the Board of Baker Hughes Incorporated. The Company purchases oil field goods, equipment and services from Baker Hughes, or its subsidiaries and affiliates, in the ordinary course of business. The Company believes that the charges and fees that it pays for such goods, equipment and services are competitive with the charges and fees of other companies providing such items.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee oversees the administration of compensation programs applicable to all employees of the Company, including its executive officers. Executive compensation is reviewed and approved annually by the Committee.

     The Compensation Committee seeks to encourage growth in the Company's oil and gas reserves and cash flow and to enhance stockholder value through the creation and maintenance of compensation opportunities that attract and retain committed, highly qualified personnel. To achieve those goals, the Committee believes that the compensation of all employees, including executive officers, should include the following components:

     - A base salary that is competitive with compensation offered by similar oil and gas exploration and production enterprises.

     - Annual incentive compensation, based on Company performance and profitability, to reward achievement of Company objectives, individual responsibility and productivity, high quality work and impact on Company results. See "-- Executive Compensation -- Incentive Compensation Plan" below.

     - The opportunity to purchase Common Stock at a discount of at least 15% through a stock purchase plan and other equity incentives as motivators for all employees and to better align the interests of employees and stockholders.

     - Case specific compensation plans to accommodate individual circumstances or nonrecurring situations as required.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to a public company for compensation paid to its chief executive officer and four other most highly compensated executive officers if the compensation of any such officers exceeds $1 million in a particular year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.

     As noted above, a significant portion of the Company's compensation is performance-based. The Company has structured portions of its performance-based compensation (such as stock option grants) in a manner that excludes such compensation from the deduction limit. Awards under the Company's Incentive Compensation Plan and grants of restricted shares under the 1995 Omnibus Plan do not, however, qualify for exclusion from the deduction limit. For Section 162(m) purposes, the market value of restricted shares are included in the year that the shares vest. As a result, if the market price of the Common Stock increases significantly, the amount of compensation for purposes of Section 162(m) will also increase significantly. For Section 162(m) purposes, deferred awards under the Incentive Compensation Plan are included in the year paid, and are paid, at the election of the recipient, in either cash or Common Stock. During the deferral period, the awards to be paid in cash accrue interest and the value of awards to be paid in Common Stock vary depending on the Common Stock's market price.

     The Compensation Committee has not intended and does not currently intend to award compensation to any executive officer that would exceed the deduction limit of Section 162(m), but no assurance can be given that such limit will not be exceeded if the market price of the Common Stock increases significantly after the date of an award. The 1998 Omnibus Plan and the Newfield Exploration Company 2000 Omnibus Stock Plan (the "2000 Omnibus Plan") (see "Item
2 -- Approval of the Newfield Exploration Company 2000 Omnibus Stock Plan") are structured to permit the Compensation Committee to award restricted shares that will be excluded from the deduction limit. The Compensation Committee may, however, determine that it is in the best interest of the Company to award restricted shares pursuant to such plan that do not meet the requirements for exclusion from the deduction limit or to otherwise award compensation that would exceed such limit.

     COMPANY PERFORMANCE. The Company's net production for 1999 was 113.5 billion cubic feet of natural gas equivalent ("Bcfe"), an increase of 28% over 1998 production. During 1999, the Company replaced 172% of 1999 production and added 195 Bcfe of new reserves. The Company's proved reserves at year-end 1999 were 595 Bcfe, up 16% over 1998. Operating cash flow before changes in assets and liabilities for 1999 was $205 million, a significant increase over 1998. This increase reflects both increased production and higher commodity prices.

     Net income in 1999 was $33.2 million. This compares to a net loss of $57.7 million in 1998. The loss in 1998 reflects a $68 million after-tax ceiling test writedown required under full cost accounting methods. Net income, without the effect of the writedown, would have been $10.4 million in 1998.

     The Company balances its drilling program with the acquisition of proved properties. The Company drilled 20 wells in 1999, 13 of which were successful. During 1999, about $80 million was invested in proved property acquisitions, primarily in the Gulf of Mexico and offshore Australia.

     During 1999, the Company continued to expand its leasehold positions in the Gulf of Mexico. The Company added 35 new leases in the Gulf of Mexico during 1999, increasing the number of blocks held by the Company to 168. Twenty-three of these blocks came through an acquisition from Phillips Petroleum.

     The Company ended 1999 with no bank debt and $125 million of long-term debt. The Company successfully issued $144 million of quarterly income convertible trust preferred securities in mid-1999 despite a very limited market for securities of oil and gas companies. The proceeds were used to retire bank debt associated with acquisitions earlier in the year.

     EXECUTIVE COMPENSATION. Before taking the actions described in this report, the Compensation Committee considered the Company's financial and operating results. A summary of the indicators deemed particularly relevant by the Compensation Committee are presented above. Specific actions taken by the Compensation Committee regarding executive compensation are summarized below.

     Base Salary. The Compensation Committee evaluated peer group information in setting base salary levels. Annual salary adjustments for the Company's executive group are based on general levels of market salary increases, individual performance and the Company's overall financial and operating results, without any specific relative weight assigned to any of these factors.

     Stock Option Awards. In May 1999, Mr. Trice was granted options to purchase 25,000 shares of Common Stock in recognition of his promotion to President and Chief Operating Officer in May 1999 and to provide incentive with respect to the Company's future performance. Twenty percent of this award will vest on the first and each succeeding anniversary of the date of grant.

     Incentive Compensation Plan. The Incentive Compensation Plan is funded by amounts equal to the revenues that would be attributable to a 1% overriding royalty interest on acquired producing properties and a

2% overriding royalty interest from exploration properties, bearing upon both the interest of the Company and certain investors that participated in the Company's activities in such properties and proportionately reduced to the interest of the Company and such investors. Amounts available for distribution under the Incentive Compensation Plan attributable to the overriding royalty interests bearing against the Company are limited to 5% of the Company's Adjusted Net Income (as defined in the Incentive Compensation Plan). Awards may consist of both a current and deferred amount. Eligible employees may elect for a portion of deferred amounts to be paid in Common Stock instead of cash. If an eligible employee elects for a deferred amount to be paid in Common Stock, the number of shares of Common Stock to be awarded is determined by using the fair market value of the Common Stock on the date of the award. Deferred awards are paid in four annual installments, each installment consisting of 25% of the deferred award, plus interest on awards paid in cash.

     Awards granted to the named executive officers in February 2000 for the 1999 performance period pursuant to the Incentive Plan are presented under "Bonus" in the Summary Compensation Table. Such awards were based approximately 50% on level of responsibility and the Company's performance and approximately 50% on individual productivity, quality of work and impact on the Company's results. The Compensation Committee established awards for each executive after hearing the recommendations of the Chief Executive Officer.

     Deferred Compensation Plan. The Deferred Compensation Plan allows eligible highly compensated employees to defer a portion of their salary or bonus on an annual basis. The Company matches 100% of an employee's deferral up to 8% of such employee's salary, subject to limitations imposed by the plan. The Company's contribution is reduced by contributions made by the Company to the 401(k) Plan on behalf of such employee.

     Restricted Stock Awards. The Compensation Committee awarded 10,000 restricted shares to Mr. Trice in May 1999 pursuant to the 1995 Omnibus Plan. The restricted shares vest on the ninth anniversary of the date of grant. However, the shares will vest earlier, at a rate of 20% per year, upon the achievement of certain annual performance targets (either (i) 10% or greater rate of return on average stockholders' equity or (ii) the addition of proved reserves during the performance year at least equal to production for such year). The award was granted in recognition of Mr. Trice's promotion to President and Chief Operating Officer of the Company, to provide further incentive with respect to the Company's future performance and to further align the interests of Mr. Trice with those of the Company's stockholders.

     CHIEF EXECUTIVE OFFICER COMPENSATION. As described above, the Company's executive compensation philosophy, including the compensation of the Chief Executive Officer, is a competitive base salary and incentive compensation based upon the Company's performance. In accordance with previously announced plans, Mr. Foster retired from the position of Chief Executive Officer on January 31, 2000. Contemporaneously with such retirement, Mr. Foster and the Company entered into an employment agreement providing for Mr. Foster to be a non-officer employee of the Company. See "-- Compensation of Directors -Employment Agreement" for a summary of such employment agreement. Specific actions taken by the Compensation Committee regarding Mr. Foster's compensation for the 1999 performance year are summarized below.

     Base Salary. Mr. Foster's base salary remained unchanged from 1998 to 1999.

     Incentive Compensation Plan. In February 2000, Mr. Foster received a $220,000 current award and a $60,000 deferred award for the 1999 performance period pursuant to the Incentive Compensation Plan which compares to a $95,000 current award and no deferred award for the 1998 performance period. These awards were based approximately 50% on the Company's performance and Mr. Foster's level of responsibility and approximately 50% on productivity, perceived quality of work and impact on the Company's results.

                                          COMPENSATION COMMITTEE

                                          Charles W. Duncan, Jr.
                                                Howard H. Newman
                                                 Thomas G. Ricks
                                                Terry Huffington
                                               Dennis R. Hendrix
                                                 John C. Sawhill

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     As required by applicable rules of the Commission, the performance graph shown below was prepared based upon the following assumptions:

     1. $100 was invested in the Company's Common Stock, the S&P 500 and the Peer Group (as defined below) on December 31, 1994 at the closing price on such date.

     2. Peer Group investment is weighted based on the stock market capitalization of each individual company within the Peer Group at the beginning of the period.

     3. Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Company's Peer Group are as follows: Apache Corporation, Cross Timbers Oil Company, Devon Energy Corporation, Enron Oil & Gas Company, Noble Affiliates, Inc., Pogo Producing Company and Vintage Petroleum, Inc. The Louisiana Land and Exploration Company ("LL&E") and Seagull Energy Corporation ("Seagull") were included in the Company's Peer Group and the Stockholder Return Performance Presentation shown below until October 1997 and March 1999, respectively. As neither Burlington Resources, which acquired LL&E in October 1997, nor Ocean Energy Inc., which merged with Seagull in March 1999, are members of the Company's Peer Group, LL&E and Seagull are not included in the Peer Group after such transactions. For purposes of the Stockholder Return Performance Presentation, the LL&E investment and the Seagull investment were allocated pro rata based on investment value among the remainder of the Peer Group companies at the times of their respective acquisitions.

                       CUMULATIVE RETURN TO STOCKHOLDERS
                     (ASSUMES $100 INVESTMENT ON 12/30/94)

                              [PERFORMANCE GRAPH]

---------------------------------------------------------------------------------------------------------------------
                               12/30/94       12/29/95       12/31/96       12/31/97       12/31/98       12/31/99
---------------------------------------------------------------------------------------------------------------------
 Newfield Exploration          $100.00        $135.46        $260.92        $233.78        $209.34        $268.25
 Peer Group                    $100.00        $128.09        $167.42        $170.06        $122.40        $151.35
 S&P 500                       $100.00        $137.12        $168.23        $223.91        $287.36        $347.82

                                     ITEM 2

                  APPROVAL OF THE NEWFIELD EXPLORATION COMPANY
                            2000 OMNIBUS STOCK PLAN

     On February 10, 2000, the Board of Directors adopted, subject to stockholder approval, the 2000 Omnibus Plan. As of March 15, 2000, an aggregate of 70,509 shares of Common Stock were available for grant pursuant to all of the Company's employee stock plans (other than pursuant to the 2000 Omnibus Plan, the Newfield Exploration Company 1993 Employee Stock Purchase Plan (the "Existing Stock Purchase Plan"), the Newfield Exploration Company 2001 Employee Stock Purchase Plan (the "New Stock Purchase Plan") and the Incentive Compensation Plan). As of such date, the Company and its subsidiaries had 227 full time employees, including 93 Australian offshore workers.

SUMMARY OF THE PLAN

     The full text of the 2000 Omnibus Plan was filed with the Commission as
Exhibit 10.20 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "Company's 1999 Form 10-K"). The following summary is qualified in its entirety by reference to the full text of the plan.

     PURPOSE. The purpose of the 2000 Omnibus Plan is to provide a means through which the Company and its subsidiaries may attract able persons to enter the employ of the Company or its subsidiaries and to provide a means whereby those individuals upon whom the successful administration and management of the Company and its subsidiaries rest, and whose present and potential contributions to the welfare of the Company and its subsidiaries are of importance, may acquire and maintain stock ownership, thereby strengthening their concern for the Company and its subsidiaries. A further purpose of the plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries.

     ELIGIBILITY; TYPES OF AWARDS. Under the 2000 Omnibus Plan, the Compensation Committee may award nonqualified stock options, incentive stock options and restricted stock to employees of the Company and its subsidiaries.

     OPTIONS. Options granted under the 2000 Omnibus Plan may be either "incentive stock options" within the meaning of Section 422 of the Code or "nonqualified" stock options that do not qualify for special tax treatment under
Section 422 or similar provisions of the Code. No stock option may be granted with a per share exercise price less than the fair market value of a share of Common Stock on the date the stock option is granted. For this purpose, the fair market value of a share for a particular day is equal to the average of the high and low sales price of the Common Stock on the NYSE on that day. The exercise price may be paid in cash or shares of Common Stock. Further, the optionee may be authorized to exercise an option and direct an immediate sale of any Common Stock thereby acquired pursuant to an extension of credit by the Company for the aggregate purchase price of such stock, upon terms the Compensation Committee may determine.

     RESTRICTED STOCK. The 2000 Omnibus Plan also provides for shares of the Company's Common Stock to be issued in the form of restricted stock awards. Participants will have the right to vote restricted shares and the right to receive any cash dividends. The Compensation Committee will determine the participants to whom restricted shares will be awarded, the number of shares to be awarded, the duration of the restricted period, the conditions under which the shares may be forfeited to the Company and other terms and conditions of restricted stock awards. Restricted stock may not be disposed of by a participant until the restrictions specified in the award expire. The Compensation Committee may also establish performance targets applicable to restricted stock awards in such a manner as will permit lapse of restrictions with respect thereto to qualify as "performance-based compensation" pursuant to
Section 162(m) of the Code. Restrictions may lapse upon the attainment of one or more performance targets based on, among others, the market price of the Common Stock, earning per share, net income, cash flow, reserve additions or revisions, economic value added from reserves, total capitalization, total stockholder return, assets, exploration successes, production volumes, finding and development costs or cost reductions and savings. The Compensation Committee may, in its discretion, terminate any restrictions applicable to a restricted stock award unless such award was designed to qualify as performance based compensation.

     OUTSTANDING PLAN BENEFITS. As of March 15, 2000, stock options had been granted pursuant to the 2000 Omnibus Plan, subject to stockholder approval of the plan, as set forth in the table below. If the 2000 Omnibus Plan is not approved by stockholders, such grants will be forfeited.

                                                               NUMBER OF
                                                               SECURITIES       EXERCISE
                                                           UNDERLYING OPTIONS   PRICE PER   EXPIRATION
                                                               GRANTED(1)       SHARE(2)       DATE
                                                           ------------------   ---------   ----------
David A. Trice...........................................        30,000          $29.81      2/10/10
Robert W. Waldrup........................................        20,000           29.81      2/10/10
Terry W. Rathert.........................................        20,000           29.81      2/10/10
David F. Schaible........................................        20,000           29.81      2/10/10
Executive officers as a group............................       135,250           29.81      2/10/10
Non-executive officer employees as a group...............       131,125           29.81      2/10/10

---------------

(1) The options expire 10 years from the date of grant. Twenty percent of the options vest on the first and each succeeding anniversary of the date of grant.

(2) The exercise price of the options is equal to the average of the high and low sales price of the Common Stock on the NYSE on the date of grant.

     SHARES AVAILABLE. The 2000 Omnibus Plan provides for the issuance of up to 2,000,000 shares of Common Stock pursuant to options and restricted stock awards granted under the plan, but not more than 200,000 of such shares may be issued as restricted stock. Under the terms of the plan, the maximum number of shares of Common Stock that may be subject to awards granted to any one employee during any calendar year is 100,000, of which no more than 50,000 may be in the form of restricted stock awards. If an option granted under the 2000 Omnibus Plan expires or terminates prior to exercise, the shares subject to the portion of the option not exercised will be available for subsequent awards. In addition, to the extent that a restricted stock award is forfeited, the shares so forfeited will be available for subsequent awards. The number of shares available under the plan and the number of shares subject to, and the exercise price of, outstanding stock options will be subject to adjustment upon a change in the Common Stock as a result of a stock dividend or split, recapitalization, reorganization, reclassification or other similar change.

     ADMINISTRATION. The 2000 Omnibus Plan is administered by the Compensation Committee, which must approve option and restricted stock awards granted under the Plan. The Compensation Committee has broad powers to administer and interpret the 2000 Omnibus Plan, including the authority (i) to establish rules for the administration of the plan, (ii) to select the participants in the plan,
(iii) to determine the types of awards to be granted and the number of shares covered by such awards and (iv) to set the terms and conditions of such awards.

     CHANGE OF CONTROL PROVISIONS. Upon the occurrence of a change of control, all restrictions on restricted shares granted under the 2000 Omnibus Plan will immediately lapse and the Compensation Committee may take one or more of the following actions in connection with any options granted under the plan: (i) accelerate the time at which options then outstanding may be exercised so that such options may be exercised in full for a limited period of time, after which such options will terminate, (ii) require the mandatory surrender to the Company by selected participants of some or all of the outstanding options held by such participants and provide for the purchase, in cash, of such options at a price determined pursuant to the terms of the plan, (iii) make such adjustments to options then outstanding as the Compensation Committee deems appropriate to reflect such change of control or (iv) provide that the number and class of shares covered by an option be adjusted so that such option will thereafter cover the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled if, immediately prior to such change of control, the participant had been the holder of record of the number of shares of Common Stock then covered by such option. A "change of control" generally means: (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity),

(ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity, (iii) the Company is dissolved or liquidated, (iv) any person, entity or group acquires or gains control of more than 50% of the Company's outstanding voting stock or (v) as the result of a contested election, the persons who were directors of the Company before such election cease to constitute a majority of the Board of Directors.

     AMENDMENT. The Board of Directors may terminate or amend the 2000 Omnibus Plan at any time except that the terms of any award then outstanding may not be adversely affected without the consent of the holder of such award. The Board of Directors may not amend the 2000 Omnibus Plan without the approval of stockholders if the amendment would increase the total number of shares of Common Stock available for issuance under the plan or change the class of persons eligible to participate in the plan.

     TERM. Unless sooner terminated, no awards may be granted pursuant to the plan after February 10, 2010.

     FEDERAL INCOME TAX CONSEQUENCES. "Nonqualified" stock options granted under the 2000 Omnibus Plan are not intended to, and do not qualify for, the favorable tax treatment available to "incentive" stock options under Section 422 of the Code. Generally, no income is taxable to the optionee (and the Company is not entitled to any deduction) upon the grant of a nonqualified stock option. When a nonqualified stock option is exercised, the optionee generally must recognize compensation taxable as ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. Subject to certain limitations on compensation in excess of $1 million set forth in Section 162(m) of the Code, the Company will receive a deduction equal to the amount of compensation the optionee is required to recognize as ordinary income if the Company complies with applicable federal withholding requirements.

     "Incentive" stock options granted under the 2000 Omnibus Plan are intended to qualify for favorable tax treatment under Section 422 of the Code. Under
Section 422, an optionee realizes no taxable income when an incentive stock option is granted. Further, the optionee generally will not realize any taxable income when the incentive stock option is exercised if he or she has at all times from the date of the option's grant until three months before the date of exercise been an employee of the Company. The Company ordinarily is not entitled to any deduction upon the grant or exercise of an incentive stock option. Certain other favorable tax consequences may be available to the optionee if he or she does not dispose of the shares acquired upon the exercise of an incentive stock option for a period of two years from the granting of the option and one year from the receipt of the shares.

     A participant who receives a restricted stock award and who does not elect to be taxed at the time of grant will not recognize taxable income upon such grant and the Company will not be entitled to a deduction until the termination of restrictions with respect to such shares. Upon such termination, the participant will recognize taxable ordinary income in an amount equal to the fair market value of the Common Stock at that time, and subject to certain limitations on compensation in excess of $1 million set forth in Section 162(m) of the Code, the Company will be entitled to a deduction in the same amount. A participant may, however, elect to recognize taxable ordinary income in the year the shares are granted in an amount equal to their fair market value at that time (determined without regard to the restrictions). In that event, the Company will be entitled to a deduction in such year in the same amount, and any gain or loss recognized by the participant upon subsequent disposition of the Common Stock will be capital gain or loss. Any dividends with respect to shares that are paid or made available to a participant (who has not elected to be taxed on the date of grant) while such shares remain forfeitable are treated as additional compensation taxable as ordinary income to the participant and deductible by the Company. If such election has been made with respect to the shares, dividends represent ordinary dividend income to the participant and are not deductible by the Company. If the participant elects to be taxed on the restricted shares on the date of grant and the participant subsequently forfeits such shares, the participant is not entitled to a deduction as a consequence of such forfeiture and the Company must include as ordinary income the amount it previously deducted in the year of grant with respect to such shares.

     Certain provisions in the 2000 Omnibus Plan provide for the acceleration of the time at which options then outstanding may be exercised and the lapse of restrictions on restricted shares. Such acceleration or lapse may constitute "parachute payments" which, when aggregated with certain other payments received by an individual, could result in the individual receiving "excess parachute payments" (a portion of which would be allocated to those payments derived from an award of stock). The Company would not be allowed a deduction for any excess parachute payments and the recipient of the payments would be subject to a nondeductible 20% excise tax on such payments in addition to income tax otherwise owed with respect to such payment.

VOTE REQUIRED

     The proposal to adopt the 2000 Omnibus Plan requires the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE NEWFIELD EXPLORATION COMPANY 2000 OMNIBUS STOCK PLAN.

                                     ITEM 3

                    APPROVAL OF NEWFIELD EXPLORATION COMPANY
                2000 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

     On February 10, 2000, the Board of Directors adopted, subject to stockholder approval, the New Non-Employee Director Plan. As of March 15, 2000, 8,135 restricted shares remained available for grant pursuant to the Existing Non-Employee Director Plan. The terms of the New Non-Employee Director Plan are substantially identical to those of the existing plan. If the New Non-Employee Director Plan is approved by stockholders at the Annual Meeting, the existing plan will be terminated and no further grants will be made under such plan.

SUMMARY OF THE PLAN

     The full text of the New Non-Employee Director Plan was filed with the Commission as Exhibit 10.18 to the Company's 1999 Form 10-K. The following summary is qualified in its entirety by reference to the full text of the plan.

     PURPOSE. The purpose of the plan is to enhance the ability of the Company to attract and retain qualified persons who are not employees of the Company for service as members of the Board of Directors and to encourage ownership in the Company by such non-employee directors by granting shares of Common Stock subject to the restrictions described below.

     ELIGIBILITY. Only non-employee directors of the Company are eligible to receive grants under the New Non-Employee Director Plan. A non-employee director is a director who is not an employee of the Company and was not an employee of the Company during the preceding calendar year.

     AWARDS. Under the New Non-Employee Director Plan, in each year that the plan is in effect, each non-employee director who is in office immediately after an annual meeting of stockholders of the Company will be granted a number of restricted shares determined by dividing $30,000 by the closing sales price of the Common Stock on the NYSE on the date of such meeting, rounded down to the nearest whole number. In addition, each non-employee director who is appointed by the Board of Directors for the first time after the Annual Meeting (and not in connection with an annual meeting of stockholders) will be granted, effective as of the date of such appointment, a number of restricted shares determined by dividing $30,000 by the closing sales price of the Common Stock on the NYSE on the date of grant, rounded down to the nearest whole number. Restrictions on shares granted pursuant to the plan generally lapse on the day immediately preceding the date of the next annual meeting of stockholders following the date of grant.

     PLAN BENEFITS. Eight of the 11 director nominees standing for election at the Annual Meeting qualify as non-employee directors. Assuming the New Non-Employee Director Plan is approved by stockholders at the Annual Meeting and each non-employee director nominee is elected, the following table sets forth the name of each non-employee director that would be eligible to receive a grant on the date of the Annual Meeting and the value (based on the closing price of the Common Stock on the NYSE on the date of the Annual Meeting) of the restricted shares to be granted to such non-employee director and the non-employee directors as a group.

                               NEW PLAN BENEFITS
                2000 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

              NAME OF NON-EMPLOYEE DIRECTOR(1)                DOLLAR VALUE
              --------------------------------                ------------
Charles W. Duncan, Jr. .....................................    $ 30,000
Howard H. Newman............................................      30,000
Thomas G. Ricks.............................................      30,000
C.E. Shultz.................................................      30,000
Terry Huffington............................................      30,000
Dennis R. Hendrix...........................................      30,000
Philip J. Burguieres........................................      30,000
John C. Sawhill.............................................      30,000
Non-employee directors as a group...........................     240,000

---------------

(1) Certain of the non-employee directors may elect not to receive grants of restricted shares because of restrictions imposed by their employers or otherwise.

     SHARES AVAILABLE. A total of 50,000 shares of Common Stock are available for grants under the New Non-Employee Director Plan. Any restricted shares that are forfeited to the Company will be available for future grants. Grants of restricted shares under the plan will be in addition to, and will not replace, any cash or other compensation arrangement available to non-employee directors. Any individual who has been nominated to be elected or appointed as a director may make an irrevocable written election not to be granted restricted shares. The New Non-Employee Director Plan provides for adjustment in the number of restricted shares that may be granted upon a change in the Common Stock as a result of a stock dividend or split, recapitalization, reorganization, reclassification or other similar change.

     RESTRICTIONS. A certificate for restricted shares granted pursuant to the New Non-Employee Director Plan will be issued in the name of each non-employee director, but the certificate will be held by the Company for the director's account. The director will not be entitled to delivery of the certificate and the shares will be subject to transfer restrictions until the day before the next annual meeting of stockholders unless a non-employee director's directorship terminates due to death or disability, in which case all transfer restrictions on all restricted shares held by such director will lapse. A director will forfeit all rights in restricted shares unless such director remains a non-employee director until the day before the next annual meeting of stockholders. Subject to the foregoing, the director will, commencing on the date of grant, have the rights and privileges of a stockholder as to restricted shares, including the right to receive dividends and to vote such restricted shares.

     Notwithstanding the foregoing, the transfer restrictions on all restricted shares will lapse as of the effective date of any of the following events: (i) the Company is not the surviving entity in any merger or consolidation, (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity or (iii) the Company is to be dissolved or liquidated.

     ADMINISTRATION. The New Non-Employee Director Plan will be administered in accordance with its terms by a committee of the Board of Directors consisting of two or more directors, each of whom must meet the requirements for "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act.

     AMENDMENT. The New Non-Employee Director Plan may be terminated by the Board of Directors at any time. The Board of Directors also has the right to amend the plan, but no amendment may be made without the approval of the stockholders that would (i) materially increase the benefits accruing to participants under the plan, (ii) increase the aggregate number of shares of Common Stock that may be granted under the plan, (iii) change the category of directors eligible to receive grants under the plan or (iv) extend the maximum period during which grants may be made under the plan. In addition, the plan may not be amended more than once every six months, other than to comply with changes in the Code, the Employee Retirement Income Security Act of 1974 or the rules thereunder.

     TERM. Unless sooner terminated, no restricted shares may be issued pursuant to the plan after February 10, 2010.

     FEDERAL INCOME TAX CONSEQUENCES. A non-employee director who receives a grant of restricted shares and does not elect to be taxed at the time of grant will not recognize taxable income upon such grant and the Company will not be entitled to a deduction until the termination of restrictions with respect to such shares. Upon such termination, the director will recognize taxable ordinary income in an amount equal to the fair market value of the Common Stock at that time, and the Company will be entitled to a deduction in the same amount. A director may, however, elect to recognize taxable ordinary income in the year the shares are granted in an amount equal to their fair market value at that time (determined without regard to the restrictions). In that event, the Company will be entitled to a deduction in such year in the same amount, and any gain or loss recognized by the non-employee director upon subsequent disposition of the Common Stock will be capital gain or loss. Any dividends with respect to shares that are paid or made available to a non-employee director (who has not elected to be taxed on the date of grant) while such shares remain forfeitable are treated as additional compensation taxable as ordinary income to the director and are deductible by the Company. If such election has been made with respect to the shares, dividends represent ordinary dividend income to the director and are not deductible by the Company. If the director elects to be taxed on the restricted shares on the date of grant and the director subsequently forfeits such shares, the director is not entitled to a deduction as a consequence of such forfeiture and the Company must include as ordinary income the amount it previously deducted in the year of grant with respect to such shares.

VOTE REQUIRED

     The proposal to approve the New Non-Employee Director Plan requires the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE NEWFIELD EXPLORATION COMPANY 2000 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN.

                                     ITEM 4

           APPROVAL OF AMENDMENT TO THE NEWFIELD EXPLORATION COMPANY
                       1993 EMPLOYEE STOCK PURCHASE PLAN

     In July 1999, the Company acquired all of the outstanding capital stock of Gulf Australia Resources Limited, which, together with its subsidiaries, has over 100 employees located in Australia. At that time, the terms of the Existing Stock Purchase Plan provided that all employees of the Company and those of any present or future subsidiary of the Company (subject to certain hours per week requirements) were eligible to participate in the plan. The Existing Stock Purchase Plan is designed to provide employees with the opportunity to purchase Common Stock at a discount that does not result in taxable income at the time of purchase for United States federal income tax purposes. Such favorable tax treatment is not available under Australian tax law without undesirable modifications to the plan. In addition, no clear exemption for the Existing Stock Purchase Plan is available under Australian securities law.

SUMMARY OF THE AMENDMENT

     On December 31, 1999, the Board of Directors amended the Existing Stock Purchase Plan, subject to stockholder approval, to provide that employees of a subsidiary of the Company will not be eligible to participate in the plan unless such subsidiary is designated by the committee administering the plan as a participating company. By not designating any of its Australian subsidiaries as a participating company, the Company will be able to avoid the above mentioned unfavorable tax and securities law treatments.

     The amendment was effective as of January 1, 2000, provided that it is approved by stockholders at the Annual Meeting. If the amendment is not so approved, then the Existing Stock Purchase Plan will immediately terminate and the options granted under the plan on January 1, 2000 will be rescinded. At January 1, 2000, 109 employees were eligible to participate in the Existing Stock Purchase Plan and 82 employees participated. As of March 15, 2000, there were 49,982 shares of Common Stock (exclusive of shares subject to options granted on January 1, 2000) available for issuance pursuant to the Existing Stock Purchase Plan. The terms of the Existing Stock Purchase Plan, as so amended, are substantially similar to the terms of the New Stock Purchase Plan. The principal difference between the two plans is that the existing plan fixes the number of shares that may be purchased pursuant to an option on the first day of the option period based on the amount of payroll deduction elected and the closing price of the Common Stock on that date while under the new plan the number of shares that may be purchased is not fixed at the beginning of the option period and is based on actual payroll deductions and the applicable option price (which is the lower of the closing price of the Common Stock on the first day or the last day of an option period). See "Item 5 -- Approval of the Newfield Exploration Company 2001 Employee Stock Purchase Plan" for a summary of the New Stock Purchase Plan.

TEXT OF THE AMENDMENT

     The amendment deleted Section 3 of the Existing Stock Purchase Plan and in its place substituted the following:

          "3. PARTICIPATING COMPANIES AND ELIGIBILITY.

             (a) PARTICIPATING COMPANIES. The Committee may designate any present or future parent or subsidiary corporation of the Company (within the meaning of Section 424(e) and (f) of the Code) that is eligible by law to participate in the Plan as a "PARTICIPATING COMPANY" by written instrument delivered to the designated Participating Company. Such written instrument shall specify the effective date of such designation and shall become, as to such designated Participating Company and persons in its employment, a part of the Plan. The terms of the Plan may be modified as applied to the Participating Company only to the extent permitted under Section 423 of the Code. Transfer of employment among the Company and Participating Companies (and among any other parent or subsidiary corporation of the Company) shall not be considered a termination of employment hereunder. Any Participating Company may, by appropriate action of its Board of Directors, terminate its participation in the Plan. Moreover, the Committee may, in its discretion, terminate a Participating Company's Plan participation at any time.

             (b) ELIGIBILITY. Subject to the provisions hereof, all employees of the Company and the Participating Companies, except for employees whose customary employment is less than 20 hours per week or for not more than five months in any calendar year, shall be eligible to participate in the Plan; provided, however, that no option shall be granted to an employee if such employee, immediately after the option is granted, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporations (within the meaning of Sections 423(b)(3) and 424(d) of the Code)."

     Prior to the amendment, Section 3 read as follows:

          "3. Eligibility. All employees of the Company and those of any present or future subsidiary corporations of the Company (within the meaning of Section 424(f) of the Code), except for employees whose customary employment is less than 20 hours per week or for not more than five months in any calendar year, shall be eligible to participate in the Plan; provided, however, no option shall be granted to an employee if such employee, immediately after the option is granted, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporations (within the meaning of Sections 423(b)(3) and 424(d) of the Code)."

VOTE REQUIRED

     The proposal to approve the amendment to the Existing Stock Purchase Plan requires the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against the proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE NEWFIELD EXPLORATION COMPANY 1993 EMPLOYEE STOCK PURCHASE PLAN.

                                     ITEM 5

                  APPROVAL OF THE NEWFIELD EXPLORATION COMPANY
                       2001 EMPLOYEE STOCK PURCHASE PLAN

     On February 10, 2000, the Board of Directors adopted, subject to stockholder approval, the New Stock Purchase Plan. If approved by stockholders, the New Stock Purchase Plan will be effective as of January 1, 2001, options under the new plan will be granted on that date and thereafter on the first day of each successive July and January while the plan is in effect and no options will be granted pursuant to the Existing Stock Purchase Plan after July 1, 2000. At January 1, 2000, 82 employees participated in the existing plan and, as of March 15, 2000, there were 49,982 shares of Common Stock (exclusive of shares subject to options granted on January 1, 2000) available for issuance pursuant to the Existing Stock Purchase Plan. As of March 15, 2000, the Company had 112 employees that would be eligible to participate in the New Stock Purchase Plan.

SUMMARY OF THE PLAN

     The full text of the New Stock Purchase Plan was filed with the Commission as Exhibit 10.19 to the Company's 1999 Form 10-K. The following summary is qualified in its entirety by reference to the full text of the Plan.

     PURPOSE. The purpose of the plan is to provide an incentive for employees of the Company and certain of its subsidiaries to acquire a proprietary interest in the Company through the purchase of Common Stock.

     ELIGIBILITY. Each employee of the Company or any present or future parent or subsidiary corporation of the Company that has been designated by the Compensation Committee as a "participating company" as of a date of grant of options pursuant to the New Stock Purchase Plan is eligible to participate in the plan as of such date. However, an eligible employee may not participate if such employee would own (directly or indirectly) 5% or more of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, taking into account options to purchase stock.

     SHARES AVAILABLE. The number of shares of Common Stock that may be purchased by participating employees under the New Stock Purchase Plan may not exceed 200,000 shares, which may be originally issued or reacquired shares, including shares bought on the market or otherwise for purposes of the plan. Should any option granted under the plan expire or terminate prior to its exercise in full, the shares subject to such option may again be subject to an option granted under the plan. The number of shares that may be purchased pursuant to the plan is subject to adjustment in the event of a change in the Common Stock as a result of a stock dividend or split, recapitalization, reorganization, reclassification or other similar change. Upon any such event, the maximum number of shares that may be subject to any option, and the number and purchase price of shares subject to options outstanding under the New Stock Purchase Plan, will be adjusted accordingly.

     PARTICIPATION. An eligible employee may elect to participate in the New Stock Purchase Plan on January 1, 2001 and on the first day of each successive July and January thereafter that occurs prior to December 31, 2010, unless the plan is earlier terminated, by designating a percentage of such employee's eligible compensation to be deducted for each pay period and paid into the New Stock Purchase Plan for such employee's account. The designated percentage may not be less than 2% nor more than 10%. An eligible employee may participate in the New Stock Purchase Plan only by means of payroll deduction. No employee will be granted an option under the Purchase Plan that permits such employee's rights to purchase Common

Stock to accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding. Unless an employee's payroll deductions are withdrawn (as described below), the aggregate payroll deductions credited to the employee's account will be used to purchase shares of Common Stock at the end of the six-month period beginning on a date of grant (an "option period"); provided, however, that the maximum number of shares of Common Stock that may be purchased by a participant under any option may not exceed 3,000 (subject to adjustment in the event of a change in the Common Stock). The per share purchase price of the Common Stock will be 85% of the lesser of the fair market value of the Common Stock on the date of grant or on the last day of the option period (the "date of exercise"). For all purposes under the New Stock Purchase Plan, the fair market value of a share of Common Stock on a particular date shall be equal to the closing price of such stock on the NYSE on that date. Payroll deductions will be included in the general funds of the Company, free of any trust or other arrangement and may be used for any corporate purpose. No interest will be paid or credited to any participant.

     CHANGES IN AND WITHDRAWAL OF PAYROLL DEDUCTIONS. A participant may not increase the rate of deduction during an option period. A participant may, however, reduce the rate of his or her payroll deduction at any time during an option period to a specific percentage net less than 2% of eligible compensation. Such reduction is irrevocable. A participant also may withdraw in whole from the New Stock Purchase Plan, but not in part, at any time prior to the date of exercise relating to a particular option period. Upon withdrawal, the Company promptly will refund to the participant the amount of the participant's payroll deductions under the plan that have not been otherwise returned or used upon exercise of options, and thereafter the participant's payroll deduction authorization and interest in unexercised options under the New Stock Purchase Plan will terminate.

     DELIVERY OF SHARES. As soon as practicable after each date of exercise, the Company will deliver to each participant a certificate for the number of whole shares purchased by such participant.

     TERMINATION OF EMPLOYMENT; LEAVES OF ABSENCE. Except as described below, if the employment of a participant terminates for any reason, then the participant's participation in the New Stock Purchase Plan will cease and the Company will refund the amount of such participant's payroll deductions under the plan that have not yet been otherwise returned or used upon exercise of options. If the employment of a participant terminates after such participant has attained age 65 or due to death or permanent disability, the participant, or the participant's personal representative, as applicable, may elect either to
(i) withdraw all of the accumulated unused payroll deductions credited to the participant's account or (ii) exercise the participant's option for the purchase of Common Stock as of the participant's retirement date, date of death or date of termination of employment due to permanent disability, as applicable. The per share purchase price will be 85% of the lesser of the fair market value of the Common Stock on such date or the date of grant. If no such election is timely received by the Company, the participant or personal representative will automatically be deemed to have elected the first alternative.

     During a paid leave of absence approved by the Company and meeting Internal Revenue Service regulations, a participant's elected payroll deductions will continue. A participant may not contribute to the New Stock Purchase Plan during an unpaid leave of absence. If a participant takes an unpaid leave of absence that is approved by the Company and meets Internal Revenue Service regulations, then such participant's payroll deductions that were made prior to such leave may remain in the plan and be used to purchase Common Stock on the next date of exercise. If a participant takes a leave of absence not described above, then the participant will be considered to have withdrawn from the plan.

     RESTRICTION UPON ASSIGNMENT OF OPTION. An option granted under the New Stock Purchase Plan may not be transferred other than by will or the laws of descent and distribution. Each option is exercisable, during the employee's lifetime, only by the employee to whom granted.

     ADMINISTRATION, AMENDMENTS AND TERMINATION. The New Stock Purchase Plan is to be administered and interpreted by a committee appointed from time to time by the Board. The plan may be amended from time to time by the Board of Directors provided that no change in any option previously granted may be made that would impair the rights of a participant without the consent of such participant. The Board of Directors may in its discretion terminate the plan at any time with respect to any Common Stock for which options have not been granted.

     MERGER, CONSOLIDATION OR LIQUIDATION OF COMPANY. If the Company is not the surviving corporation in any merger or consolidation (or survives only as a subsidiary of another entity), or if the Company is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new options (within the meaning of Section 424(a) of the Code) for all options then outstanding, (i) the date of exercise for all options then outstanding will be accelerated to a date fixed by the committee administering the plan that is prior to the effective date of such merger or consolidation or such dissolution or liquidation, (ii) a participant may make a lump-sum deposit prior to the date of exercise in lieu of the remaining payroll deductions that otherwise would have been made and (iii) upon such effective date, any unexercised options will expire and the Company promptly will refund to each participant the amount of such participant's payroll deductions under the plan that have not yet been otherwise returned or used upon exercise of options.

     TERM. Unless sooner terminated, the plan will terminate on December 31, 2010.

     FEDERAL INCOME TAX CONSEQUENCES TO PARTICIPANTS. A participant's payroll deductions to purchase Common Stock are made on an after-tax basis. There is no tax liability to the participant when shares of Common Stock are purchased pursuant to the New Stock Purchase Plan. The participant may, however, incur tax liability upon disposition (including by way of gift) of the shares acquired under the plan. The participant's U.S. federal income tax liability will depend on whether the disposition is a qualifying disposition or a disqualifying disposition as described below.

     If a qualifying disposition of the shares is made by the participant (i.e., a disposition that occurs more than two years after the first day of the option period in which the shares were purchased), or in the event of death (whenever occurring) while owning the shares, the participant will recognize in the year of disposition (or, if earlier, the year of the participant's death) ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition (or death) over the amount paid for the shares under the option or (ii) 15% of the fair market value of the shares at the date of grant (the beginning of the option period). Upon the sale of the shares, any amount realized in excess of the ordinary income recognized by the participant will be taxed to the participant as a long-term capital gain. If the shares are sold at less than the purchase price under the option, then there will be no ordinary income. Instead, the participant will have a capital loss equal to the difference between the sales price and the purchase price paid under the option.

     If a disqualifying disposition of the shares is made (i.e., a disposition (other than by reason of death) within two years after the first day of the option period in which the shares were purchased), the participant generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the date of exercise over the purchase price paid for the shares under the option (even if no gain is realized on the sale or if a gratuitous transfer is made). Any further gain (or loss) realized by the participant generally will be taxed as short-term, mid-term or long-term capital gain (or loss) depending on the holding period.

     FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY OR A PARTICIPATING
COMPANY. The Company, or a participating company for which a participant performs services, will be entitled to a deduction only if the participant makes a disqualifying disposition of any shares purchased under the New Stock Purchase Plan. In such case, the Company or such participating company can deduct as a compensation expense the amount that is ordinary income to the participant provided that, among other things, (i) the amount meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) any applicable reporting obligations are satisfied and (iii) the $1 million limitation of Section 162(m) of the Code is not exceeded.

VOTE REQUIRED

     The proposal to approve the New Stock Purchase Plan requires the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE NEWFIELD EXPLORATION COMPANY 2001 EMPLOYEE STOCK PURCHASE PLAN.

                                     ITEM 6

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed PricewaterhouseCoopers LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2000. The Company is advised that no member of PricewaterhouseCoopers LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                     ITEM 7

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                             STOCKHOLDER PROPOSALS

     Any stockholder who desires to submit a proposal for inclusion in the proxy material for presentation at the Company's 2001 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than November 20, 2000. Any notice of a proposal to be considered at the Company's 2001 Annual Meeting of Stockholders should also be submitted to the Secretary of the Company. Any such notice will be considered untimely if not received by the Secretary on or before February 5, 2001.

                                            By order of the Board of Directors,

                                            /s/TERRY W. RATHERT

                                            Terry W. Rathert
                                            Secretary

March 20, 2000

                          NEWFIELD EXPLORATION COMPANY
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  May 4, 2000

          This Proxy is Solicited on Behalf of the Board of Directors of
                          Newfield Exploration Company

                                     PROXY

          The undersigned hereby appoints David A. Trice, Terry W. Rathert and
  P C. William Austin, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of Newfield Exploration Company
  R Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Newfield Exploration Company to be held in
  O Houston, Texas, on Thursday May 4, 2000 at 11:00 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and
  X described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.
  Y
          PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE, NO BOXES NEED TO BE CHECKED.
     -----------------------------------------------------------------------
     COMMENTS/ADDRESS CHANGE PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE


                                      (Continued and to be signed on other side)


--------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*


                                                               Please mark   [X]
                                                               your votes as
                                                               indicated in
                                                               this example

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ITEMS.

Item 1-ELECTION OF DIRECTORS                                           WITHHELD
       Joe B. Foster, David A. Trice, Robert W. Waldrup,      FOR      FOR ALL
       Charles W. Duncan, Jr., Howard H. Newman,              [ ]        [ ]
       Thomas G. Ricks, Terry Huffington, Dennis R.
       Hendrix, C.E. (Chuck) Shultz, Phillip J. Burguieres and John C. Sawhill

WITHHELD FOR: (Write that nominees's name in the space provided below)


------------------------------------------------------

                                                     FOR   AGAINST   ABSTAIN
Item 2-APPROVAL OF THE NEWFIELD EXPLORATION          [ ]     [ ]       [ ]
       COMPANY 2000 OMNIBUS STOCK PLAN

Item 3-APPROVAL OF THE NEWFIELD EXPLO-               [ ]     [ ]       [ ]
       RATION COMPANY 2000 NON-EMPLOYEE
       DIRECTOR RESTRICTED STOCK PLAN

Item 4-APPROVAL OF AMENDMENT TO THE                  [ ]     [ ]       [ ]
       NEWFIELD EXPLORATION COMPANY 1993
       EMPLOYEE STOCK PURCHASE PLAN

Item 5-APPROVAL OF THE NEWFIELD EXPLO-               [ ]     [ ]       [ ]
       RATION COMPANY 2001 EMPLOYEE
       STOCK PURCHASE PLAN

Item 6-RATIFICATION OF APPOINTMENT OF                [ ]     [ ]       [ ]
       AUDITORS

                         I PLAN TO ATTEND MEETING    [ ]

                         COMMENTS/ADDRESS CHANGE     [ ]
                    Please mark this box if you have
                    written comments/address change
                          on the reverse side.



     Signature(s)                                           Date
                 -----------------------------------------       ---------------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*